                       CONSENT OF INDEPENDENT ACCOUNTANTS'

The Board of Directors
Omega Med Corporation
3930 Oregon Street, Suite 112
San Diego, California  92104

(Per Peterson & Co):

As the independent public accountants' we consent to the reference to our firm under caption "Experts" & to the use of our audit & Review reports for the period ending December 31, 2001 and 2000 respectively in the registration statement on Form SB-2 & related prospectus & any amendments thereto of Omega
Med Corporation for the registration of 1,200,000 shares of its common stock.
Report.

                                                     PETERSON & CO.

September 9, 2002

Peterson & Co.
3655 Nobel Drive, Suite 500
San Diego, California  92122-1089